Exhibit 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT made as of January 31, 2010 by and between JONES APPAREL GROUP, INC., a Pennsylvania corporation (the "Company"), and Richard Dickson (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to enter employment with the Company, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, it is agreed as follows:

        1. Employment.

                (a) During the term of this Agreement, the Company shall employ the Executive as President and Chief Executive Officer-Branded Businesses of the Company. The Executive shall report directly to Wesley R. Card, Chief Executive Officer of the Company, or his successor (the "CEO"). Subject to the limitations and exceptions in Sections 1(b) and 1(c) hereof, the Executive shall have responsibility for, and authority over, the apparel, footwear and accessories Branded Businesses of the Company, conducted at wholesale, retail, e commerce and through licensing (including brands licensed to the Company and Company brands licensed to third parties), including marketing, branding and design strategies.

                (b) In all events, the specific implementation and execution of the Executive's responsibilities and authority shall in all instances be subject to the approval of the CEO, exercised in the absolute discretion of the CEO.

                (c) The following functions shall report to and be the responsibility of, the CEO: Legal; Human Resources; Finance; and Operations. In addition, the CEO shall have responsibility for and authority over any businesses that the Company may acquire in the future, as to which the CEO has, in the CEO's absolute discretion, determined that such reporting relationship to the CEO (for whatever period of time, or indefinitely) is in the best interests of the Company.

                (d) During the term of this Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive's business time and attention to the business affairs of the Company, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on a reasonable number of trade and professional organizations; (b) engage in community and charitable affairs; (c) serve as a non-employee member of a board of directors of a business entity which is not competitive with the Company and as to which the Board of Directors of the Company has given its consent; and (d) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as a senior executive of the Company in accordance with this Agreement.

        2. Term. The Company shall employ the Executive for the period commencing as of February 8, 2010 (the "Effective Date") and ending as of December 31, 2012, as renewed in accordance with the following sentence (the "Term"). The Company may extend the Term on materially similar terms for an additional twelve months by giving written notice of such extension to the Executive no later than June 30, 2012. For avoidance of doubt, if this Agreement shall be so extended, the "Term" shall mean the period commencing February 8, 2010 and ending on December 31, 2013.

        3. Salary, Retirement Plans, Fringe Benefits and Allowances.

                (a) Throughout the Term, the Executive shall receive a salary at the annual rate of not less than $1,000,000 ("Base Salary"). The Executive's Base Salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time, but no less frequently than once a month and shall be subject to future increases at the discretion of the Board of Directors of the Company.

                (b) During the Term, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other senior executives of the Company.

                (c) During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

                (d) The Executive shall be entitled to an aggregate of four weeks paid vacation during each calendar year of the Term. The Executive shall also be entitled to the benefits of the Company's policies relating to sick leave and holidays.

                (e) The Executive shall have all expenses reasonably incurred by Executive on behalf of the Company reimbursed by the Company in accordance with the Company's standard policies and practices. The Executive shall be entitled to first class seating for air travel on Company business.

                (f) The Executive shall have a full-time, dedicated executive assistant.

                (g) The Executive shall have an annual automobile allowance of $18,000.

                (h) The Company will retain Cartus or a similar service to assist in your move to New York and will reimburse you for relocating from California to New York including reimbursing expenses of selling your home and buying a new residence, moving your family and associated moving costs and travel to and from New York. The Company will pay the reasonable costs of temporary housing for the Executive personally during the period of time (not to exceed 12 months from the Effective Date) that the Executive's family remains in California. If the Executive's family moves to the New York City area prior to its full-time residence being available for occupancy, the Company will pay the reasonable costs (up to

$15,000 per month) of temporary housing for the Executive and his family during the period of time (not to exceed 12 months and commencing within 1 year of the Effective Date) starting with such move and ending with occupancy of such permanent residence.

                (i) The Company shall make available to the Executive all perquisites that are made available to senior executives of the Company

        4. Annual Cash Incentive Bonus. Executive shall participate in the Company's 2007 Executive Annual Cash Incentive Plan (the "Bonus Plan"), pursuant to which the Executive may be entitled to receive annual bonus payments for each full calendar year of employment which ends prior to the expiration of the Term and throughout which the Executive has been employed by the Company, conditioned upon the attainment of annual criteria and objectives established for participants in the Bonus Plan. For 2010, Executive shall receive an Annual Cash Incentive Target Bonus of 90% of Base Salary without pro-ration provided Executive has not resigned without Good Reason (as defined below) or been terminated for Cause (as defined below) prior to the end of the 2010 calendar year. The performance criteria for the Executive for 2010 shall be the same as that which is established by the Compensation Committee of the Board of Directors of the Company for the Chief Financial Officer and the General Counsel of the Company for 2010.

        5. Long-Term Incentive Plan. In every year of the Term Executive shall be eligible to participate in the Company's "2009 Long-Term Incentive Plan" or its successor plan. For 2010, Executive will be awarded performance based restricted stock in the amount of 200% of Executive's target bonus potential (i.e. $1,800,000), provided Executive has not resigned without Good Reason or been terminated for Cause prior to December 31, 2010. "Target Bonus Potential" shall mean [Base Salary] x [a percentage not less than 90%] x [200%]. The performance criteria for the Executive for 2010 shall be the same as that which is established by the Compensation Committee of the Board of Directors of the Company for the Chief Financial Officer and the General Counsel of the Company for 2010.

        6. Sign On Bonus. Executive will receive a sign on bonus of $455,000 to be paid in February 2010. In the event Executive receives his year end bonus for 2009 from his former employer, he shall return the amount of such sign on bonus, net of taxes, up to the net, after tax amount of the sign on bonus.

        7. Replacement Grant. To make up for unvested existing equity values with your current employer, the Company will grant Executive 100,000 shares of restricted stock which shall vest in equal thirds on the second day following announcement of the Company's earnings for each of 2010, 2011 and 2012, provided Executive is employed by the Company on December 31 of such corresponding year or has resigned for a Good Reason or been terminated without Cause.

        8. Equity Grants.

                (a) Subject to the absolute authority of the Compensation Committee of the Board of Directors of the Company from time to time to grant (or not to grant) to eligible individuals shares of common stock of the Company that are subject to vesting restrictions

("Restricted Stock") and/or options to purchase common stock of the Company ("Options") (Restricted Stock and Options being referred to collectively as "Equity Grants"), it is the intention of the Company and the expectation of the Executive that while the Executive is employed hereunder, the Executive will be eligible to receive Equity Grants annually, on such terms and conditions as may be determined by the Compensation Committee provided however that such terms and conditions shall be not less favorable to Executive than the terms and conditions generally made applicable to the Equity Grants of the other senior executives of the Company.

                (b) Notwithstanding the provisions of any agreement, document or instrument to the contrary, but subject to the succeeding sentence, such Equity Grants and all other Options (including but not limited to Long Term Incentive, Sign-On Bonus, and Replacement Grants, in the aggregate being referred to herein as "Accelerated Equity Grants") shall become fully vested and, in the case of Options, immediately exercisable during the remaining original term of each such Accelerated Equity Grant (or, if shorter, for three years following death), upon the occurrence of any of the following events ("Acceleration Events"): (1) Executive's Retirement (as defined herein), (2) death, (3) Disability (as defined herein), (4) a Change in Control (as defined herein), (5) termination of the Executive's employment by the Company without Cause (as defined herein) or by the Executive for Good Reason (as defined herein). However, with respect to Restricted Stock awards which are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)), in the event of termination of Executive's employment by the Company without Cause or by the Executive for Good Reason (in each case other than under circumstances described in Section 9(d)(i) hereof) or in the event of Executive's Retirement, such Restricted Stock awards shall vest solely based on the extent to which performance goals for the applicable performance period are satisfied.

        9. Termination of Employment.

                (a) By the Company for Cause, or by the Executive without Good Reason. The Company may terminate the Executive's employment for Cause before the end of the Term. If the Executive's employment is terminated for Cause, or if Executive resigns during the Term without Good Reason, the Company shall pay to the Executive any unpaid salary through the date of termination, as well as reimburse the Executive for any unpaid reimbursable expenses incurred on behalf of the Company, and thereafter the Company shall have no additional obligations to the Executive under this Agreement.

                (b) Death or Disability; Retirement.

                        (i) If the Executive's employment terminates before the end of the Term because of Executive's death or Disability, the Company shall pay Executive or Executive's duly appointed personal representative, as the case may be, (i) any unpaid salary through the date of death or the Disability Termination Date (as defined herein), as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) an amount equal to Executive's monthly salary during each of the six (6) months following Executive's death or the Disability Termination Date, irrespective of the expiration of the Term, and (iii) the Target Bonus (as defined herein) for the calendar year in which Executive dies or becomes Disabled, prorated for the portion of such year preceding Executive's death or the Disability Termination Date, which shall be paid not later than two and 1/2 months after the end of such year. Except as set forth in this Section 9(b), the Company shall have no additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Section 9(b).

                        (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Equity Grants which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall be treated in accordance with the applicable provisions of Section 8(b) hereof.

                (c) By the Company without Cause, or by the Executive for Good Reason.

                        (i) The Company may terminate the Executive's employment without Cause, and the Executive may terminate Executive's employment for Good Reason, upon 30 days' written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, as the case may be [(in each case other than under circumstances described in Section 9(d)(i) hereof)] the Company shall pay and provide to the Executive (i) any unpaid salary through the date of termination, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the actual bonus earned for the calendar year in which termination occurs, (based solely on the extent to which performance goals for such calendar year are satisfied), which bonus shall be prorated for the portion of such year preceding termination, and which shall be paid not later than two and 1/2 months after the end of such year, (iii) during each month of the Severance Period (as defined below), an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the calendar year in which termination occurs, (iv) throughout the Severance Period, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination and (v) reimbursement to the Executive for up to $10,000 of executive outplacement services. In no event, including at the expiration of the Agreement, shall the Executive receive less than twelve months of such salary, Target Bonus and benefits under this Agreement.

                        (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Equity Grants which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason under circumstances described in subsection (i) above shall be treated in accordance with the applicable provision of Section 8(b) hereof.

                (d) Change in Control.

                        (i) If, following a "Change in Control" (as defined herein) and prior to the end of the Term, the Company terminates the Executive's employment without Cause, or the Executive terminates employment hereunder for Good Reason, the Company shall pay to the Executive, within 20 days following termination, (i) any unpaid salary through the date of termination, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the calendar year in which termination occurs, prorated for the portion of such year preceding termination, (iii) a lump sum payment equal to (x) 200% of Executive's yearly salary at the rate in effect immediately preceding termination, multiplied by (y) the Severance Multiple (as defined herein), (iv) reimbursement to the Executive for up to $10,000 of executive outplacement services and (v) a lump sum equal to the Company's cost for health insurance, life insurance and retirement benefits for the Severance Period.

                        (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Equity Grants which were held by the Executive at the time of the Change of Control (and whether or not prior to the end of the Term), shall be fully vested and exercisable for their full original terms.

                (e) As used herein:

                        (i) the term "Cause" shall mean (A) the Executive's commission of an act of fraud or dishonesty or a crime involving money or other property of the Company; (B) the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony that damages the Company; (C) if, in carrying out Executive's duties hereunder, the Executive engages in conduct which constitutes willful misconduct or gross negligence; (D) the Executive's failure to carry out a lawful order of the Board of Directors of the Company or its Chief Executive Officer (not measured by economic performance); or (E) a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or authorized in writing by the Chief Executive Officer of the Company, or based upon the advice of counsel for the Company, shall not constitute Cause as used herein. For purposes of this provision only, a breach shall be "material" if it is demonstrably injurious to the Company, its affiliates or any of its respective business units, financially or otherwise.

                        Cause shall not exist unless and until the Company (i) has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder, and, in the case of termination for Cause under clauses (C), (D) or (E) above, the Executive has been provided with an opportunity to cure the offending conduct (if curable) within 30 days after delivery of the written Notice of Termination, and has not so cured such conduct (if curable), and (ii) the Executive has been provided an opportunity to be heard (with counsel) within 30 days after delivery of the notice of Termination; provided, however, that in the case of termination for Cause under clauses (C), (D), and (E) above, the date of termination shall be no earlier than 35 days after delivery of the Notice of Termination.

                        (ii) the term "Good Reason" shall mean any one of the following:

                                (A) a material breach of the Company's obligations under this Agreement, which breach has not been cured within ten business days after the Company's receipt of written notice from the Executive of such breach;

                                (B) a reduction in the Executive's then annual Base Salary;

                                (C) the relocation of the Executive's office to a location more than 30 miles from Executive's present office in New York City;

                                (D) the failure to pay the Executive any undisputed portion of the Executive's compensation within 15 business days after the date of receipt of written notice that such compensation or payment is due;

                                (E) the failure to continue in effect any compensation or benefit plan in which the Executive is participating, unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants;

                                (F) a reduction in the Executive's title, status, responsibilities or authority as President and Chief Executive Officer - Branded Businesses of the Company, or any change in the Executive's status as reporting directly to the Chief Executive Officer; or the assignment to the Executive of any duties materially inconsistent with the Executive's position (including, without limitation, status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice by the Executive;

                                (G) (the failure of the Company to comply with its obligations under Section 14(a);

                                (H) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted in this Agreement, or

                                (I) a material breach by the Company of its obligations under this Agreement.

                        (iii) the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of Executive by this Agreement for one hundred twenty (120) or more consecutive days; the term "Disability Termination Date" shall mean the date as of which the Executive's employment with the Company is terminated, either by the Executive or by the Company, following the suffering of a Disability by the Executive.

                        (iv) the term "Severance Period" shall mean the period commencing with the termination of the Executive's employment and ending with the last day of the Term or, if later, the last day of the Non-Compete Period (as defined below). For the avoidance of doubt, the Non-Compete Period ends no later than the last day of the Severance Period.

                        (v) the term "Severance Multiple" shall mean 3 times.

                        (vi) the term "Change in Control" shall have the same meaning as in the Company's 1999 Stock Option Plan, as in effect on the date hereof.

                        (vii) the term "Target Bonus" shall mean 100% of Executive's annual salary for the relevant year during the Term.

                        (viii) the term "Retirement" shall mean Executive's cessation of employment with the consent of the Compensation Committee of the Company's Board of Directors after attaining age 60 with 10 years of service with the Company, or, if the Executive has not attained age 60 and/or has less than 10 years of service with the Company, the Compensation Committee determines that circumstances exist that warrant the granting of Retirement status.

                (f) The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this Section 9, and the Company's obligations shall not be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of Executive's termination.

                Notwithstanding anything in this Agreement to the contrary, the following rules shall apply to all or any portion of any payment or benefit payable under the Agreement as a result of termination of the Executive's employment that is not exempted from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") ("409A Severance Compensation") in order to prevent any accelerated or additional tax under Section 409A of the Code:

                                (A) If the termination of the Executive's employment does not qualify as a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h) from the "Company's Controlled Group", then any 409A Severance Compensation will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Section 409A of the Code. For this purpose, the "Company's Controlled Group" means (i) the Company, (ii) any corporation which is a member of a Controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company and (iii) any trade or business (whether or not incorporated) which is under "common control" (as defined in Section 414(c) of the Code) with the Company.

                                (B) If at the time of the Executive's separation from service, the Executive is a "specified employee" as defined in Section 409A of the Code, then

(i) the Company will defer the commencement of any 409A Severance Compensation (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive's separation from service or, if earlier, the earliest other date as is permitted under Section 409A (the "409A Deferral Period")(but the Non-Compete Period shall be computed as if the Severance Compensation had not been deferred);

(ii) immediately following the expiration of the 409A Deferral Period, the Company will make a lump sum payment to the Executive in an amount equal to the 409A Severance Compensation that the Executive would have received during the 409A Deferral Period but for the application of clause (i) above; and

(iii) any amounts payable to the Executive following the expiration of the 409A Deferral Period shall be paid to the Executive at the same time and in the same manner as set forth in the Agreement.

The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 9(g).

        10. Effect of Section 280G of the Internal Revenue Code.

                (a) Notwithstanding any other provision of this Agreement to the contrary, and except as provided in Section 10(b), to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the "Code", and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

                (b) The determination of whether the Total Payments shall be reduced as provided in this Section 10 and the amount of such reduction shall be made at the Company's expense by an accounting fire jointly selected by the Company and the Executive from among its independent auditors and the five (5) largest accounting firms (an "Eligible Accounting Firm") in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of Executive's employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section 10, or to have such Determination reviewed by another Eligible Accounting Firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

        11. Company Property. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops, which relates, directly or indirectly, to the business of the Company or its affiliates, or Executive's employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and deliver to or as requested by the Company, any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

        12. Confidential Information. The Executive shall not, either during the term of Executive's employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of Executive's responsibilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of Executive's employment by the Company, with respect to any confidential, proprietary or secret aspect of the affairs of the Company or any of its affiliates, including but not limited to the requirements and terms of dealings with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, all of which the Executive acknowledges are confidential and proprietary to the Company, and any of its affiliates, as the case may be.

        13. Competition; Recruitment; Non-Disparagement.

                (a) The Executive shall not, at any time during Executive's employment by the Company and during the Severance Period (provided that the Company is making the payments to Executive which may be required hereby during such Severance Period) (the "Non-Compete Period") and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) in any business which competes, directly or indirectly, with the business conducted by the Company or any of its subsidiaries or affiliates at the time of termination of employment. The ownership of less than

5% of the stock of a publicly owned company which competes with the Company, any of its subsidiaries or affiliates, in and of itself, shall not be considered a violation of the provisions of this Section 13.

                (b) The Executive shall not, at any time during Executive's employment by the Company and thereafter until the second anniversary of the expiration of the Non-Compete Period, recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company, any of its subsidiaries or affiliates, or any person who was an employee or consultant of the Company, any of its subsidiaries or affiliates within one year before the termination of the Executive's employment.

                (c) For the longer of the Non-Compete Period or a period of three years immediately following the date of termination, (i) the Company, and its respective affiliates and employees shall not disparage the Executive, and (ii) the Executive shall not disparage the Company, or its respective affiliates and employees.

                (d) The Executive acknowledges that these provisions are necessary for the protection of the Company and its subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the Company and any of their subsidiaries and affiliates. The Executive further agrees that a breach of Section 11, 12 or 13 of this Agreement shall result in the immediate cessation of any payments pursuant to this Section 13 and Section 9 hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section 13 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

                (e) Notices. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given when mailed by certified mail, return receipt requested, to such party at Executive's address below [with a copy to Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022, Attention: Steven Eckhaus, Esq. steven.eckhaus@kattenlaw.com], or to the Company at 1411 Broadway, New York, NY 10018, Attention: Chief Executive Officer (or at such other address as such party may specify by written notice to the other party).

        14. Successors; Binding Agreement.

                (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

                (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Upon the Executive's death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        15. Indemnification. The Company shall indemnify Executive and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' fees and costs arising in connection with the Executive's performance of Executive's duties hereunder or Executive's status as an employee, officer, director or agent of the Company or its affiliates, in accordance with the Company's indemnity policies for its senior executives. The Executive's right to indemnification and to the advance payment of legal fees and expenses shall vest on signing this Agreement.

        16. Interest on Late Payments. "Undisputed Late Obligations" shall bear interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by The Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 13 (the "Due Date") for money under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

        17. Miscellaneous.

                (a) Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of this Agreement, and no bond, security or other undertaking shall be required of the Company in connection therewith.

                (b) The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

                (c) This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all other existing agreements between them and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

                (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

                (e) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

                (f) The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

                (g) The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder, to the extent necessary to give full effect to the provisions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card President and Chief Executive Officer
/s/ Richard Dickson Executive